Exhibit 10

THIS AGREEMENT is amended and restated as of February 11, 2004

BETWEEN

(1)	GENERAL ELECTRIC COMPANY a corporation incorporated in the State of New York of 3135 Easton Turnpike, Fairfield, Connecticut, United States of America (the "Company"); and

(2)	SIR WILLIAM MARTIN CASTELL whose address is Barton Hatch, Stoneswood Road, Limpsfield Chart, Surrey RH8 0QY (the "Executive")

IT IS AGREED as follows:

1.	DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

"Board"	means the board of directors of the Company and includes, where applicable, a duly constituted committee of the board of directors;

"Effective Date"

means the fifth day after the date on which the acquisition of Amersham plc by the Company becomes effective or, if such acquisition is effected by public offer, the fifth day after the date on which that offer becomes or is declared unconditional in all respects;

"Employment"	means the Executive's employment in accordance with the terms and conditions of this Agreement;

"Group Company"

means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings given to them by section 736 of the Companies Act 1985) and so that, for the avoidance of doubt, on or after the Effective Date, includes Amersham plc and any subsidiary of Amersham plc;

"Recognised Investment Exchange"

means an exchange which is the subject of a recognition order made, or treated as having been made (under Regulation 9 of the Financial Services and Markets Act 2000 (Recognition Requirements for Investment Exchanges and Clearing Houses) Regulations 2001) by the Financial Services Authority under section 290 or 292 of the Financial Services and Markets Act 2000;

"Working Hours"	has the meaning given to it by clause 3.2

2.	TERM AND JOB DESCRIPTION

2.1

The Executive shall be employed by the Company as Chief Executive Officer, GE Healthcare and during the Employment Period shall be an executive officer of the Company and a Vice Chairman of the Board of Directors of the Company and a director of Amersham plc.

2.2	The Employment shall begin on the Effective Date. The Executive's period of continuous employment for statutory purposes began on 1 November 1989.

2.3	Subject to clause 16, the Employment will continue for a fixed period of 2 years (the "Employment Period").

3.	DUTIES

3.1	During the Employment, the Executive will:

(a)

diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any other Group Company;

(b) comply with all directions lawfully and properly given to him by the Board;

(c)

unless prevented by sickness, injury or other incapacity, or unless previously agreed in writing by the Board, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which he is required to perform duties; and

(d)

promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

3.2	The Executive shall conform to such hours of work as may from time to time reasonably be required of him as to be consistent with his appointment ("Working Hours").

3.3

The Executive agrees that Regulation 4(1) of the Working Time Regulations 1998 does not apply to him because the specific characteristics of the activity in which he is engaged mean that the duration of his working time is not measured or predetermined or can be determined by the Executive.

3.4	The Executive's normal place of work will be at the offices of the GE Healthcare business in the United Kingdom.

3.5	The Executive agrees to travel (both within and outside the UK) as may be required for the proper performance of his duties under the Employment.

3.6	Fulfilment of the duties referred to in clause 3.1 shall constitute "satisfactory performance" for the purposes of clause 5.1.

4.	SALARY

4.1	The Executive's annual basic salary is £1,000,000 (less any deductions required by law).

4.2	The Executive's salary will accrue on a daily basis, and will be payable in equal monthly instalments on or about the 15th of each month.

4.3

The Executive's salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer or director of the Company or of any other Group Company during the Employment Period.

4.4

The Executive shall be entitled to receive financial advice and consultation services consistent with those from time to time made available to other executives of his status within the Company. The Executive will be entitled to participation in the Company's $1 million charitable gift programme applying in relation to members of the Board on their retirement from the Board.

5.	INCENTIVES

5.1

The Executive shall be entitled to receive a bonus in respect of each calendar year or part of a calendar year during which he is employed by the Company during the Employment Period. Such bonus shall be paid at a minimum rate of £1 million per annum, subject to continued employment and to satisfactory performance during the relevant period. For the calendar year in which the Effective Date occurs, this minimum rate shall extend to cover any part of the calendar year during which the Executive was employed by Amersham plc and in respect of which he does not receive any bonus payment from Amersham plc. Bonus payments are non-pensionable and will be paid less any deductions required by law.

5.2

The Executive shall be entitled, on or as soon as reasonably practicable after the Effective Date, to be awarded 200,000 Performance Share Units ("PSUs") in the Company. All restrictions on the PSUs will lapse at the end of the Employment Period provided that:

(i) the Executive continues to be employed throughout that period; and

(ii) the Executive successfully achieves performance goals to be proposed by the Chairman of the Board and agreed by the Executive, such agreement not to be unreasonably withheld.

Each such PSU shall be convertible into one share of the Company's common stock. The Executive will be entitled to a quarterly cash payment equivalent to the dividends payable on the Company's common stock.

5.3

The Executive shall be entitled, on or as soon as reasonably practicable after the Effective Date, to be awarded options to acquire 200,000 shares in the common stock of the Company under and in accordance with the rules of the Company's 1990 Long-Term Incentive Plan, as amended and restated as of 1 August 1997. The exercise price for such options will be the market price of the Company's stock at close of business on the date of grant and the options shall have a life of up to 10 years. All options will vest and become exercisable at the end of the Employment Period provided that the Executive remains employed by the Company throughout that period. In the event of death all options will vest and become exercisable by the Executive's personal representatives for the remainder of the life of the option.

5.4

The Executive shall be entitled, on or as soon as reasonably practicable after the Effective Date, to be awarded a Long Term Performance Award with a performance period from 1 January 2003 to 31 December 2005. Performance will be measured over this period by reference to the average annual percentage growth in the Company's revenue and earnings per share and the cumulative percentage return on total capital and cash generated. Any payment under the award will be pro-rated according to the proportion of the three-year performance period during which the Executive will have been in the Company's employment.

Maximum payment under the award will be 250% of the Executive's Total Compensation Rate ("TCR") at the time of the award. The TCR is base salary plus guaranteed bonus. Any payment under the award will be pro-rated for actual time employed by the Company during the 3 year performance period.

5.5

For the avoidance of doubt, it is confirmed that resignation of the Executive during the Employment Period (other than in circumstances where the Executive is entitled to terminate the contract by reason of repudiatory breach of contract by the Company) or termination by the Company in accordance with clause 16.6 will lead to the loss of the benefits referred to in clauses 5.2 to 5.4 and to loss of the salary and bonus payable under clauses 4 and 5.1 for the remainder of the Employment Period.

6.	EXPENSES

6.1

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to production of receipts or other appropriate evidence of payment.

6.2

The Executive shall be entitled to business travel and hotel or other accommodation for himself and his spouse (if serving a business purpose) in each case on the basis applicable to executives of his status within the Company.

7.	COMPANY CAR

7.1

During the Employment, the Company will provide the Executive with a car of a type and age appropriate to his status and responsibilities (with a monthly lease value not exceeding £1,600 (plus VAT) or such higher amount as agreed from time to time). The Company will bear the cost of taxing, insuring, repairing and maintaining the car as well as the cost of petrol for business and private mileage. The Executive will take good care of the vehicle and will ensure that the provisions and conditions of the Company's car policy from time to time and any policy of insurance relating to the car are complied with in all respects.

7.2

As an alternative to 7.1 the Company may elect to pay the Executive a car allowance of £19,200 per annum (less any required deductions) or such higher amount as may be agreed from time to time which will be paid in equal monthly instalments with the Executive's salary. The car allowance will be non-pensionable.

7.3	The Company also agrees to make available to the Executive use of a Company chauffeur and pool car in the United Kingdom and in the United States for the following purposes only:

(a)	to transport the Executive between his places of residence and the offices of the Company so that the Executive can continue to undertake his duties for the Company during those journeys; and

(b)	to transport the Executive to and from engagements which the Executive attends at the request of and on behalf of the Company in his capacity as CEO Healthcare and as a Vice Chairman of the Company.

The Executive will not be entitled to the use of a chauffeur for any private purposes. If the provision of a chauffeur for the purposes set out in (a) and/or (b) above constitutes a taxable benefit, the Company agrees to pay to the Executive a salary supplement of an amount equal to 66% of the annual taxable value of that benefit. The salary supplement will be paid (less any required deductions) with the Executive's salary in conjunction with the Executive's annual taxation settlement and will be non-pensionable.

8.	PENSION

8.1

In respect of his service with the Company (and prior to the Effective Date with Amersham plc), the Executive shall be entitled to receive (through appropriate funding of the Amersham Supplementary Pension Scheme No.2 (the "Existing FURBS") pension arrangements or otherwise), on retirement at the end of the Employment Period, a pension (and other or alternative benefits) calculated on the same basis as if his employment with Amersham plc had continued in accordance with the Executive's pension arrangements at the date of this Agreement, as they are described in the documents referred to in the Schedule to this Agreement, but:

–

based on a total pension (after taking account of pension benefits deriving from earlier employments and pension benefits deriving from employment with Amersham plc (including the pension which could be notionally secured from past remuneration supplements relating to his pension), on the same basis as applies under the Executive's existing pension arrangements with Amersham plc), of 60% of his average basic salary (with the Company and, prior to the Effective Date, with Amersham plc) for the 3 years prior to termination of employment; and

–	with no actuarial reduction for receipt before age 60,

In calculating the pension above, there shall be deducted the notional pension equivalent at the date of transfer of any amount transferred to, or at the direction of, the Executive in accordance with clause 8.3 and clause 8.2(A), calculated by the actuary referred to in clause 8.2 in accordance with the Executive's existing pension arrangements.

8.2

The Company confirms that, with the intention of ensuring that sufficient funds are available at the end of the Employment Period in order to enable the Company to meet its obligations under clause 8.1, the Company will fund the Executive's pension in a manner consistent with the decision of the Remuneration Committee of Amersham plc on 8 October 2003 ("Committee Decision") and will therefore pay or procure that payments are made:

(A)

immediately following Completion (if and to the extent that the payments referred to in the Amersham plc Remuneration Committee minutes of 8 October 2003, are not made by Amersham plc on Completion; the parties agree that such payments amount to £2.933 million before deduction of PAYE income tax and National Insurance and, the Committee Decision notwithstanding, shall be made to the bank account to which Executive's salary from Amersham plc is currently paid, it being understood that such payments (after deductions required by law) satisfy in full the Company's obligations in relation to the payments referred to in this clause 8.2(A) and any other obligations of the Company or Amersham plc to fund Executive's pension in respect of service up to Completion); and

(B)	on or before 1 January 2005; and

(C)	on or before 1 January 2006; and

(D)	on or before the end of the Employment Period,

in each case with the intention of fully funding the Executive's pension in respect of service up to the relevant date. Funding based on yields from index-linked gilts, will be as recommended by an actuary from a leading international actuarial practice, selected by the Company.

The Executive and the Company confirm, for the avoidance of doubt, that the payment referred to at (A) above will be on the basis that the enhanced benefits set out in Clause 9.1 of the Deed Poll made on 29 April 1999 apply.

8.3

If so requested by the Executive, the Company will procure that Amersham plc will consent to any changes necessary to the Trust Deed constituting the Existing FURBS to allow funds contained in the Existing FURBS in respect of the Executive's period of service with Amersham plc up to Completion to be transferred to the Executive, or as he may direct, on or after Completion, notwithstanding his continued employment with the Company, it being understood that the amendments made to the Trust Deed dated 27 March 1992, constituting the Existing FURBS, made by the deed of amendment entered into on 7 April 2004 by Amersham plc, Mourant & Co. Trustees Limited and the Executive (the "Deed of Amendment"), fulfil the Company's obligations under this clause 8.3.

8.4

The payments referred to in Clause 8.2 shall, in the case of any payment under Clause 8.2(A), be made to the Existing FURBS and in the case of the payments referred to in Clauses 8.2(B) to (D) be made either to the Existing FURBS (subject to the agreement of the Executive), or to some other trust, escrow account or other arrangement established or selected by the Company, under which the amounts paid are held separate from the assets of the Company, on terms that the amounts comprised in such trust, account or arrangement are available, in addition to any amounts then contained in the Existing FURBS, in order to enable the Company to meet its obligations under clause 8.1. The Company shall consult with the Executive prior to implementing such arrangements, with a view to ensuring that the arrangements give reasonable security and protection to the Executive. If the Company so chooses, those trusts, accounts or other arrangements may be established on the basis that any amounts comprised therein in excess of those required to enable the Company to meet those obligations shall be repaid to the Company.

8.5	The amendments to the Trust Deed made by the Deed of Amendment amount to a "transfer" for the purposes of clause 8.1 and therefore the value of the assets of the Existing FURBS represented by the Executive's Member's Account as at the opening of business on 8 April 2004 shall be treated as if it had been transferred to the Executive at that time for the purposes of clause 8.

9.	INSURANCE

9.1	During the Employment Period the Company will:

(A)	pay for the benefit of the Executive, his wife and any dependent children under the age of 21 subscriptions to private medical expenses insurance arrangements;

(B)	pay for the benefit of the Executive subscriptions to permanent health insurance arrangements; and

(C)

pay for the benefit of the Executive subscriptions to life assurance arrangements (the life assurance cover amounting to not less than four times the Executive's basic annual salary for death occurring during Employment, and not less than eight times the Executive's basic annual salary for accidental death at work) for the time being in force, which are in each case the same as, or reasonably equivalent to, the arrangements currently applicable to the Executive or, if the Company provides insurance benefits which provide additional or greater benefits to executives of his status (and similarly situated as to age and service), the Company will during the Employment provide him with those benefits.

9.2	On termination of the Employment, the Company will procure that either:

(A)

the providers of the insurance referred to in clause 9.1(A) issue a policy on corresponding terms (for the Executive and his spouse only) but issued in the name of the Executive, so as to provide continuity of cover; or

(B)	the Executive is entitled to remain a member of the relevant insurance plan with continuity of cover (in respect of himself and his spouse),

in each case on the basis that all premiums for such cover are payable by the Company.

10.	HOLIDAY

10.1

The Executive is entitled to 30 working days' paid holiday per calendar year during his Employment (plus bank holidays in England) to be taken at a time or times convenient to the Company. The right to paid holiday will accrue pro-rata during each calendar year of the Employment.

10.2

Up to a maximum of 5 days' accrued but untaken holiday may be carried forward to the next calendar year. Subject to clause 10.3 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.

10.3

On termination of the Employment, the Executive's entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive's salary). If the Executive has taken more working days' paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive's salary.

11.	SICKNESS AND OTHER INCAPACITY

11.1

Subject to the Executive's compliance with the Company's policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 26 weeks in aggregate in any period of 52 consecutive weeks (the "Relevant Consecutive Weeks"). The Executive will be paid half his basic salary during any remaining period of absence due to sickness, injury or other incapacity, in the Relevant Consecutive Weeks. Such payments will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

11.2	The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.

11.3

The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company) at such time or times as the Company may require, provided that not more than one medical examination shall take place in any period of one year. The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it provided that the Executive shall first have had the opportunity to review the report and comment upon it to the doctor.

12.	OTHER INTERESTS

12.1

Subject to clauses 12.2 and 12.3, during the Employment the Executive will not (without the Board's prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.

12.2

For the avoidance of doubt it is confirmed that the Executive may continue to hold his positions at the Medical Research Council and the Natural History Museum and one further potential trusteeship that has been disclosed to the Company. The Board's consent to any other trusteeships or non-executive directorships which do not materially affect the Executive's ability to perform his duties under this Agreement and which do not conflict with the Company's policies as to conflicts of interest will not be unreasonably withheld.

12.3

Notwithstanding clause 12.1, the Executive may hold for investment purposes an interest (as defined in Schedule 13 Companies Act 1985) of up to 5 per cent. in any class of securities listed or dealt in a Recognised Investment Exchange.

13.	SHARE DEALING AND OTHER CODES OF CONDUCT

The Executive will comply with all codes of conduct adopted from time to time by the Board (including, without limitation, the Company's Integrity Policy, a copy of which has been provided to the Executive) and with all applicable rules and regulations of the UK Listing Authority and any other relevant regulatory bodies, including the Model Code on dealings in securities.

14.	INTELLECTUAL PROPERTY

14.1

If the Executive (whether alone or with others) shall at any time during the period of this Agreement make an invention (whether or not patentable) within the meaning of the Patents Act 1977 (as amended) (hereinafter called "Invention") relating to or capable of being used in the business of the Company or any other Group Company he shall promptly disclose to the Company full details thereof to enable the Company to assess the Invention and to determine whether under the applicable law the Invention is the property of the Company or other Group Company.

14.2

If any Invention belongs to the Company the Executive shall consider himself as a trustee for the Company in relation to each such Invention and shall, at the request and expense of the Company, do all things necessary to vest all right, title and interest in any such Invention in the Company or its nominee absolutely as legal and beneficial owner and to secure and preserve full patent or other appropriate forms of protection therefor in any part of the world.

14.3

If an Invention does not belong to the Company, the Company shall have the right to acquire for itself or its nominee the Executive's rights therein within three (3) months after disclosure pursuant to sub-clause 14.1 of this clause on fair and reasonable terms to be agreed or in default of agreement within one (1) month to be acquired at a price to be determined by a single expert to be nominated in default of agreement, at the request of either the Company or the Executive, by the President for the time being of the Chartered Institute of Patent Agents or in default by the Courts.

14.4

If the Executive (whether alone or with others) shall at any time during the period of this agreement create or make any discovery, design or other work (whether registrable or not and whether or not a copyright work), which is not an Invention or made or created by the Executive and wholly unconnected with this Agreement (hereinafter called "Works"), the Executive shall forthwith disclose to the Company full details thereof and shall consider himself as a trustee for the Company in relation to all such Works. The Executive shall at the request and expense of the Company execute and do all instruments and things necessary to vest all right, title and interest in and to any such Works in the Company or its nominee absolutely as legal and beneficial owner.

14.5

In consideration of the Company entering into this Agreement the Executive hereby assigns to the Company by way of assignment of future copyright the copyright, design and other proprietary rights if any for the full term thereof throughout the world in respect of all copyright works created or made by the Executive during the Employment.

14.6

If the Executive (whether alone or with others) shall at any time during the Employment generate any idea, method of information relating to the business, finances or affairs of the Company or capable of use by the Company or any other Group Company which is not an Invention or Works (hereinafter called "Information") he shall promptly disclose to the Company full details thereof and the Executive acknowledges such Information belongs to the Company.

14.7

Rights and obligations under this clause 14 shall continue in force after the termination of Employment (whether lawfully, unlawfully or in breach of contract) in respect of each Invention, Works and Information and shall be binding upon the representatives of the Executive.

14.8

If so requested by the Company and save to the extent that it conflicts with (as opposed to adding to) the specific provisions of this Agreement, the Executive will enter into the Company's Employee Innovation and Proprietary Information Agreement (UK version), a copy of which has been provided to the Executive.

15.	DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1

There is no formal disciplinary procedure in relation to the Employment. If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board within 7 days of that decision. The Chairman's decision shall be final.

15.2	If the Executive has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board who will either propose a solution or refer the matter to the Board.

16.	TERMINATION

16.1

If the Company terminates the Employment (other than pursuant to clause 16.6) or the Executive terminates the Employment in circumstances where he is entitled to do so as a result of a repudiatory breach of contract by the Company, the Company shall forthwith make a payment (the "Agreed Payment") equal to 95 per cent. in the case of (a), (c) and (d) and 100% in the case of (b) of:

(a)

the basic salary (calculated by reference to the Executive's basic salary at the date of termination of the Employment) which the Executive would have been entitled to receive under this Agreement during the remainder of the Employment Period (the "Relevant Period"); and

(b)	the Executive's pension loss in respect of the arrangements in clause 8, which will be determined as the aggregate of:

(i)

an amount equal to the amount certified by an actuary nominated by the Company (with the agreement of the Executive) as being equal to the cash equivalent transfer value (calculated using actuarial methods and assumptions consistent with those specified in Actuarial Guidance Note GN11 as in force at the relevant time) of the additional pension benefits which the Executive would have accrued if the Employment had continued throughout the Relevant Period; and

(ii)	the premiums which the Company would have paid in respect of the Executive for life assurance during the Relevant Period; and

For the purposes of this sub-paragraph pension benefits shall also include life assurance and spouse and dependant's pension benefits.

(c)

the cost to the Company of providing all the other benefits (excluding pension and bonus) that the Executive would have been entitled to receive during the Relevant Period or, if the Company in its absolute discretion decides, a sum based on an estimated cost to the Company of providing those benefits for the Relevant Period (which is agreed to be 10% of the Executive's basic salary for the Relevant Period (calculated by reference to the Executive's basic salary at the date of termination of Employment)); and

(d)	a sum in respect of:

(i)	any unpaid annual bonus for any completed year prior to termination of Employment; and

(ii)	the annual bonus for the period from the commencement of the year in which the Employment terminates until the expiry of the Employment Period.

For the purposes of the above, the assumed annual bonus entitlement shall be the guaranteed minimum bonus of £1,000,000.

16.2

The Agreed Payment shall be subject to such deductions as may be required by law and shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company arising from the Employment or the termination thereof save any claim the Executive may have for personal injury or in respect of any accrued pension rights or rights in respect of previous awards or grants made under any share option or long term incentive scheme which shall be determined in accordance with the rules of the relevant scheme(s).

16.3

All entitlements to basic salary and benefits (under clauses 4, 7, 8, 9 and 10) that are accrued but unpaid as at the date of the termination of the Employment shall be paid by the Company to the Executive no later than 7 days after the date of the termination of Employment.

In consideration for the payment of the Agreed Payment, the Executive agrees to remain bound by the restrictions contained in clauses 18 and 19 of this Agreement.

16.4

If and to the extent that under the rules of the plans under which the benefits described in Clauses 5.2 to 5.4 above are provided, the Executive would cease to be entitled to those benefits on termination of employment in circumstances in which the Agreed Payment is due under Clause 16.1 prior to the end of the Employment Period, the Company shall procure that the Board exercises any necessary discretions to allow the Executive to retain those benefits. The financial measures and performance goals applicable to the PSUs and to the Long Term Performance Awards referred to in Clauses 5.2 and 5.4 will continue to apply. Any PSU payments will be based on the extent to which the performance goals for the full employment period have been met at the time of termination.

16.5

It is recognised that the provisions set out in Clause 16.1 above represent pre-agreed liquidated damages and reflect a genuine pre-estimate of the loss that would otherwise be suffered by the Executive and that the Executive is not required to mitigate his loss in relation to these pre-agreed liquidated damages.

16.6

The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)	commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

(b)	is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)	is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(e)	is disqualified from acting as a director of a company or by order of a competent court;

(f)

is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an interim order made against him under Part VIII of the Insolvency Act 1986 or has a county court administration order made against him under the County Court Act 1984.

Provided always that, where any such breach is capable of remedy, the Company shall not terminate pursuant to this Clause unless the Executive has failed to remedy the breach within 30 days of receiving a written notice from the Company specifying the breach and requiring him to remedy the same.

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily. Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

16.7	On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:

(a)

immediately deliver to the Company all books, documents, papers, computer equipment and records, computer data, credit cards, his company car together with its keys, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)

immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from office; and

(c)

immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.

16.8

Following termination of his Employment the Company will provide the Executive with access during normal working hours to Board Minutes of the Company and documents referred to therein, to the extent reasonably required by the Executive.

16.9

The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

17.	SUSPENSION AND GARDENING LEAVE

17.1	The Company shall be under no obligation to provide work for or assign any duties to the Executive for a maximum period of 6 months and may require him:

(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or executives of the Company or any Group Company; and/or

(d)	to take any holiday which has accrued under clause 10 during any period of suspension under this clause 17.1.

The provisions of clause 12.1 shall remain in full force and effect during any period of suspension under this clause 17.1. The Executive shall continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 17.1.

Any suspension under this clause 17.1 shall be on full salary and benefits.

17.2

The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive provided always that the Company shall undertake any such investigation as expeditiously as reasonably practicable taking into account the nature of the alleged acts or defaults. Such suspension shall be on full salary and benefits (save that the Executive shall not be entitled to earn or be paid any bonus in respect of any period of suspension on grounds of alleged misconduct or other serious breach of his obligations under this Agreement if he is subsequently found to be guilty of such misconduct or other serious breach of his obligation under this Agreement).

18.	RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY

Save insofar as such information is already in the public domain the Executive will keep secret and will not at any time (whether during the Employment or after its termination howsoever arising) use for his own or another's advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any information which the Executive knows or ought reasonably to have known to be confidential, including (without limitation) finances, results of research, scientific studies or analysis, details of training or accounting methods, new products, sales promotions, reports, papers and data concerning the business or affairs of the Company or any other Group Company or any of its or their customers or suppliers.

The restrictions in this clause shall not apply:

(a)	to any disclosure made in the proper performance of the Executive's duties; or

(b)	to any disclosure or use authorised by the Board or required by law or by the Employment; or

(c)	so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended; or

(d)	to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

19.	POST-TERMINATION COVENANTS

19.1	In this clause 19 the following expressions shall have the following meanings:

(a)

Prohibited Area means England, Northern Ireland, Scotland, Wales, Belgium, Denmark, France, Germany, Greece, Italy, Ireland, Luxembourg, Netherlands, Portugal, Spain, Switzerland, Sweden, Norway, Canada, the United States of America, Australia, Japan and Russia;

(b)

Prohibited Business means all or any of (a) the manufacture or supply of life science products and services for the purpose of DNA sequencing; drug development, and chromatography and electrophoresis systems for DNA synthesis; (b) the manufacture or supply of radio pharmaceutical products and services for diagnostic imagining; (c) the manufacture or supply of sealed sources for irradiation of cancer cells by implant radiotherapy; (d) the manufacture and supply of medical in vivo imaging contrast media; and (e) any other business carried on by the Company at the Termination Date and in respect of which the Executive had executive responsibilities;

(c)

Prohibited Company means (a) Roche Applied Science; (b) Perkin Elmer Life Sciences; (c) Applera; (d) Millipore; (e) Bio-Rad Laboratories; (f) Affymetrix; (g) Waters Inc; (h) Invitrogen; (i) Promega; (j) Dupont Pharmaceuticals (BMS); (k) Syncor; (l) Schering AG; (m) Bracco; (n) Mallinckrodt; (o) Daiichi Pharmaceuticals/Seiyaku; (p) Alliance Pharmaceuticals Corp; (q) ImaRx; (r) Theragenics; (s) Sumitomo Chemicals; (t) Sumitomo Pharmaceuticals; (u) PetNet Inc; and (v) any corporate body (wherever incorporated) which is engaged or about to be engaged in the Prohibited Business and of which at least 50 per cent. of the equity share capital (as defined in Section 736 of the Companies Act 1985) is owned by any of the above companies (a) to (s), provided that the list of companies named in (a) - (s) above shall be as revised from to time by the Company following consultation with, and notification to, the Executive and shall be available from the Company Secretary;

(d)	Restricted Period means the period of 12 months immediately following the Termination Date; and

(e)	Termination Date means the date on which the Employment terminates (whether lawfully, unlawfully or in breach of contract).

19.2

Since the Executive is likely to obtain during the Employment confidential information and knowledge of and influence over numerous customers of the Company and Group Companies the Executive hereby agrees with the Company (for itself and as trustee and agent for each other Group Company) that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon him by law, he will be bound by the following covenants:

(a)

that he will not during the Restricted Period and within the Prohibited Area be employed by a Prohibited Company or by any other business which is or is about to be engaged in the Prohibited Business, in competition with the business of the Company or any other Group Company being carried on by the Company or other Group Company at the Termination Date and in which the Executive was directly concerned or connected at any time during the last 12 months of the Employment provided that this restriction shall not extend to any employment the performance of which could not involve the Executive in such competition;

(b)

that he will not during the Restricted Period and within the Prohibited Area carry on for his own account or in partnership or for a Prohibited Company or any other person, firm or organisation (or be concerned as a director in any Prohibited Company or any other company engaged in) the Prohibited Business which is or is about to be in competition with the business of the Company or any other Group Company being carried on by the Company or other Group Company at the Termination Date and in which the Executive was concerned or connected at any time during the last 12 months of the Employment provided that this restriction shall not extend to any activity the performance of which could not involve the Executive in such competition;

(c)

that he will not during the Restricted Period and within the Prohibited Area assist a Prohibited Company with technical advice in relation to the products or services manufactured or supplied by the Company or any other Group Company at any time during the last 12 months of the Employment and in respect of which the Executive had obtained confidential information at any time during the last 12 months of the Employment;

(d)

that he will not during the Restricted Period and within the Prohibited Area, either on his own behalf or for any other person, firm or organisation entice or endeavour to entice away from the Company or any other Group Company any person who is employed or engaged by the Company or any Group Company as a director or in a managerial capacity and with whom the Executive had business contact at any time during the last 12 months of the Employment;

(e)

that he will not during the Restricted Period (whether on his own account or on behalf of or in conjunction with any person, firm, company or other undertaking) solicit or endeavour to solicit or entice away or endeavour to entice away from the Company or any Group Company the business of any person, firm, company or other undertaking who or which shall have been at any time during the last 12 months of the Employment a customer of the Company or any Group Company in relation to the Prohibited Business and with whom the Executive has had dealings or personal contact as part of the Employment at any time during the last 12 months of the Employment so as to harm the goodwill of the Company or any Group Company or so as to compete with the Company or any Group Company; and

(f)

that he will not during the Restricted Period (whether on his own account or on behalf of or in conjunction with any person, firm, company or other undertaking) have any business dealings with any person, firm, company or other undertaking who or which shall have been at any tie during the last 12 months of Employment a customer of the Company or any Group Company in relation to the Prohibited Business and with whom the Executive has had dealings or personal contact as part of the Employment during the last 12 months of the Employment so as to harm the goodwill of the Company or any Group Company so as to compete with the Company or any Group Company.

19.3

The period during which the restrictions referred to in clauses 19.2(a) to (f) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 17.1.

20.	EXECUTIVE'S POSITION AS DIRECTOR

20.1

The Executive's duties as a director of the Company or any other Group Company are subject to the Statutes, Articles of Incorporation, Articles of Association or other governing documents of the relevant company for the time being.

20.2

For the avoidance of doubt, it is agreed that removal of the Executive as an executive officer of the Company or as Chief Executive Officer of the Company's Healthcare Division or as a Vice Chairman of the Board of Directors of the Company during the Employment Period (except in circumstances falling within clause 16.6) will constitute a repudiatory breach of contract by the Company.

21.	WAIVER OF RIGHTS

If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects, including appointment to the Board, than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

22.	DATA PROTECTION

22.1	The Executive consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)	performing its obligations under the Agreement;

(b)

the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(c)

processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)	transferring data to countries outside the European Economic Area for the purposes of regulatory or statutory filings on behalf of the Company or any Group Company.

22.2

The Executive explicitly consents to the Company or any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)

where the sensitive personal data relates to the Executive's health, any processing in connection with the operation of the Company's (or any Group Company's) sickness policy or any relevant pension scheme or monitoring absence;

(b)

where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the Company's or any Group Company's disciplinary purposes;

(c)

for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)	for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.

23.	EMAIL AND INTERNET USE

The Executive agrees to be bound by and to comply with the terms of the Company's email and internet policy as amended from time to time.

24.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms, save that the spouse of the Executive shall be entitled to enforce the Company's obligations to the Executive under Clauses 8 and 9 (only) but the consent of such spouse shall not be required to any rescission or variation of any term of this Agreement.

25.	MISCELLANEOUS

25.1

Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and statutory holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

25.2	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

25.3	This Agreement is governed by, and shall be construed in accordance with, the laws of England.

25.4

This Agreement will, with effect from the Effective Date, replace all agreements (save for the existing pension arrangements referred to in Clause 8) between the Executive and Amersham plc or any other Group Company.

SIGNED as a DEED and	)
DELIVERED by the	)
EXECUTIVE in the presence of:	)

SIGNED for and on behalf of the	)
GENERAL ELECTRIC COMPANY:	)

SCHEDULE

  The Amersham Supplementary Pension Scheme No. 2 Trust Deed - 27 March 1992 (FURBS)

  Deed Poll 'Nycomed Amersham Unfunded Unapproved Pension Arrangement for Mr. William Martin Castell' made on 29 April 1999

  Letter dated 20 June 1996 from Amersham International plc to Mr. W. M. Castell

  Letter dated 1 April 1999 from Nycomed Amersham plc to Mr. W. M. Castell with attachments:

    W. M. Castell Previous Benefits

    Nycomed Amersham plc - New Pension Arrangements for Directors

    W. M. Castell - Nycomed Amersham Unapproved Top-up Pension Arrangements Questions and Answer Leaflet for Executives (Watson Wyatt)

  Nycomed Amersham plc - Consolidated Note on the New Arrangements for the Retirement Benefits of Executive Directors (plus Appendix) ( Watson Wyatt)

  Certified true copy of an extract (sub-titled R/122 Review of Directors Remuneration) from the minutes of a meeting of the Remuneration Committee of Nycomed Amersham plc held on 22 February 2001